                                                                   EXHIBIT 10(j)

================================================================================


                               Credit Agreement


                          Dated as of August 19, 1999


                                    between


                                   QMS, Inc.


                                      and


                         Harris Trust and Savings Bank


================================================================================

                               Table of Contents

Section                                    Description                                       Page
Section 1.           The Credits.............................................................  1
   Section 1.1.      Revolving Credit........................................................  1
   Section 1.2.      Revolving Credit Loans..................................................  2
   Section 1.3.      Letters of Credit.......................................................  2
   Section 1.4.      Manner and Disbursement of Loans........................................  3

Section 2.           Interest, Fees, term and termination....................................  3
   Section 2.1.      Interest Rate Options...................................................  3
   Section 2.2.      Minimum Amounts.........................................................  5
   Section 2.3.      Manner of Rate Selection................................................  5
   Section 2.4.      Change of Law...........................................................  5
   Section 2.5.      Unavailability of Deposits or Inability to Ascertain  Adjusted LIBOR....  5
   Section 2.6.      Taxes and Increased Costs...............................................  5
   Section 2.7.      Funding Indemnity.......................................................  6
   Section 2.8.      Lending Branch..........................................................  7
   Section 2.9.      Bank's Duty to Mitigate.................................................  7
   Section 2.10.     Discretion of Bank as to Manner of Funding..............................  7

Section 3.           Fees, Application, Prepayments, Computations, and Notations.............  8
   Section 3.1.      Facility Fees...........................................................  8
   Section 3.2.      Unused Line Fee.........................................................  8
   Section 3.3.      Audit Fees..............................................................  8
   Section 3.4.      Letter of Credit Fees...................................................  8
   Section 3.5.      Computation of Interest and Fees........................................  8
   Section 3.6.      Change in Capital Adequacy Requirements.................................  9
   Section 3.7.      Term and Termination....................................................  9
   Section 3.8.      Place and Application of Payments and Collections....................... 10
   Section 3.9.      Voluntary Prepayments................................................... 11
   Section 3.10.     Mandatory Prepayment.................................................... 11
   Section 3.11.     Computation of Obligations Outstanding.................................. 12
   Section 3.12.     Notations............................................................... 12

Section 4.           Collateral and Guaranties............................................... 12
   Section 4.1.      Collateral.............................................................. 12
   Section 4.2.      Collateral Proceeds..................................................... 13
   Section 4.3.      Guaranties.............................................................. 13
   Section 4.4.      Further Assurances...................................................... 13

Section 5.         Definitions; Interpretation............................................. 14
   Section 5.1.    Definitions............................................................. 14
   Section 5.2.    Interpretation.......................................................... 27

Section 6.         Representations and Warranties.......................................... 27
   Section 6.1.    Organization and Qualification.......................................... 27
   Section 6.2.    Subsidiaries............................................................ 27
   Section 6.3.    Corporate Authority and Validity of Obligations......................... 28
   Section 6.4.    Use of Proceeds; Margin Stock........................................... 28
   Section 6.5.    Financial Reports....................................................... 29
   Section 6.6.    No Material Adverse Change.............................................. 29
   Section 6.7.    Full Disclosure......................................................... 29
   Section 6.8.    Good Title.............................................................. 29
   Section 6.9.    Litigation and Other Controversies...................................... 29
   Section 6.10.   Taxes................................................................... 29
   Section 6.11.   Approvals............................................................... 30
   Section 6.12.   Affiliate Transactions.................................................. 30
   Section 6.13.   Investment Company; Public Utility Holding Company...................... 30
   Section 6.14.   ERISA................................................................... 30
   Section 6.15.   Compliance with Laws.................................................... 30
   Section 6.16.   Other Agreements........................................................ 31
   Section 6.17.   No Default.............................................................. 31
   Section 6.18.   Year 2000 Compliance.................................................... 31

Section 7.         Conditions Precedent.................................................... 31
   Section 7.1.    All Advances............................................................ 31
   Section 7.2.    Initial Advance......................................................... 32

Section 8.         Covenants............................................................... 34
   Section 8.1.    Maintenance of Business................................................. 34
   Section 8.2.    Maintenance of Properties............................................... 34
   Section 8.3.    Taxes and Assessments................................................... 34
   Section 8.4.    Insurance............................................................... 34
   Section 8.5.    Financial Reports....................................................... 35
   Section 8.6.    Inspection; Appraisals.................................................. 37
   Section 8.7.    Tangible Net Worth...................................................... 38
   Section 8.8.    Unamortized Capitalized Software Development Costs...................... 38
   Section 8.9.    Fixed Charge Coverage Ratio............................................. 39
   Section 8.10.   Capital Expenditures.................................................... 39
   Section 8.11.   Software Development Expenditures....................................... 39
   Section 8.12.   Covenant Reset.......................................................... 39
   Section 8.13.   Indebtedness for Borrowed Money......................................... 40
   Section 8.14.   Liens................................................................... 40
   Section 8.15.   Investments, Acquisitions, Loans, Advances and Guaranties............... 41

   Section 8.16.    Mergers, Consolidations and Sales...................................  42
   Section 8.17.    Maintenance of Subsidiaries.........................................  43
   Section 8.18.    Dividends and Certain Other Restricted Payments.....................  43
   Section 8.19.    ERISA...............................................................  43
   Section 8.20.    Compliance with Laws................................................  43
   Section 8.21.    Burdensome Contracts With Affiliates................................  43
   Section 8.22.    No Changes in Fiscal Year...........................................  43
   Section 8.23.    Formation of Subsidiaries...........................................  44
   Section 8.24.    Change in the Nature of Business....................................  44
   Section 8.25.    Year 2000 Assessment................................................  44
   Section 8.26.    Amendments to Subordinated Indebtedness.............................  44
Section 9.          Events of Default and Remedies......................................  44
   Section 9.1.     Events of Default...................................................  44
   Section 9.2.     Non-Bankruptcy Defaults.............................................  47
   Section 9.3.     Bankruptcy Defaults.................................................  47
   Section 9.4.     Collateral for Undrawn Letters of Credit............................  47
Section 10.         Miscellaneous.......................................................  48
   Section 10.1.    Non-Business Days...................................................  48
   Section 10.2.    No Waiver, Cumulative Remedies......................................  48
   Section 10.3.    Amendments, Etc.....................................................  48
   Section 10.4.    Costs and Expenses..................................................  48
   Section 10.5.    Documentary Taxes...................................................  49
   Section 10.6.    Survival of Representations.........................................  49
   Section 10.7.    Notices.............................................................  49
   Section 10.8.    Participations......................................................  50
   Section 10.9.    Construction........................................................  51
   Section 10.10.   Headings............................................................  51
   Section 10.11.   Severability of Provisions..........................................  51
   Section 10.12.   Counterparts........................................................  51
   Section 10.13.   Binding Nature, Governing Law, Etc..................................  51
   Section 10.14.   Submission to Jurisdiction; Waiver of Jury Trial....................  51
Signature...............................................................................  52

Exhibit A       --     Revolving Credit Note
Exhibit B       --     Borrowing Base Certificate
Exhibit C       --     Compliance Certificate
Exhibit D       --     Maximum MagiColor Slow Moving Amount
Schedule 6.2    --     Subsidiaries
Schedule 8.13   --     Indebtedness

                               Credit Agreement

     This Agreement, made as of the day and date last above written by and between the undersigned, QMS, Inc., a Delaware corporation (the "Company"), and the undersigned, Harris Trust and Savings Bank, an Illinois banking corporation (the "Bank");

                               Witnesseth That:

     Whereas, the Company has applied to the Bank for the Bank's commitment to extend credit to the Company; and

     Whereas, the Bank has agreed to extend credit to the Company subject to the terms and conditions set forth below and on the basis of the representations and warranties set forth below;

     Now, Therefore, the Company and the Bank agree as follows:

Section 1.  The Credits.

     Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Company in the form of Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Loans and Letters of Credit outstanding at any one time shall not exceed the lesser of (i) $20,000,000 (such amount as the same may be reduced pursuant hereto being hereinafter referred to as the "Revolving Credit Commitment") and (ii) the Borrowing Base as then determined and computed. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Revolving Credit Commitment by borrowing, repaying and reborrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Bank shall have the right from time to time to establish reserves against the amount of Revolving Credit which the Company may otherwise request hereunder in such amounts and with respect to such matters as the Bank shall reasonably deem necessary or appropriate in its reasonable judgment. The amount of such reserves shall be subtracted from the Borrowing Base when calculating the amount of availability under the Revolving Credit Commitment. Additionally, the Bank may from time to time reduce the percentages applicable to Eligible Accounts and Eligible Inventory as they relate to the Borrowing Base if there has been a material adverse change in circumstances relating to any or all of such Collateral from those circumstances in existence on the date of this Agreement or in the condition (financial or otherwise) of the Company. The Bank agrees to give the Company fifteen (15) Business Days' prior notice of the establishment of any such reserve or the reduction of any such percentage.

     Section 1.2. Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a "Loan" and collectively the "Loans"). All Loans shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the "Revolving Credit Note") payable to the order of the Bank in the principal amount of its Revolving Credit Commitment. The Revolving Credit Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of the Revolving Credit Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of the Revolving Credit Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.

     Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of standby and commercial letters of credit issued by the Bank for the account of the Company (individually a "Letter of Credit" and collectively the "Letters of Credit"), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed $5,000,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitment shall to such extent be reinstated.

     (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) the Termination Date.

     (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. dollars, conform to the general requirements of the Bank for the issuance of standby or commercial letters of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

     (d) Applications. At the time the Company requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Company shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an "Application" and collectively the "Applications"). Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Company for the amount the Bank pays on any draft drawn under a Letter of Credit issued hereunder by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the obligation of the Company to reimburse the

Bank for the amount of such draft paid shall bear interest (which the Company hereby promises to pay on demand) from and after the date the draft is paid until payment in full thereof at the rate per annum determined by adding 2% to the Domestic Rate as from time to time in effect, (ii) the Company shall pay fees in connection with each Letter of Credit as set forth in Section 2 hereof,
(iii) except as otherwise provided in Sections 3 and 4 hereof, prior to the occurrence of a Default or an Event of Default the Bank will not call for additional collateral security for the obligations of the Company under the Applications other than the collateral security contemplated by this Agreement and the Collateral Documents and collateral security consisting of rights in goods (or documents of title evidencing the same) financed under such Applications, and (iv) except as otherwise provided in Sections 3 and 4 hereof, prior to the occurrence of a Default or an Event of Default the Bank will not call for the funding of a Letter of Credit by the Company prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date).

     Section 1.4. Manner and Disbursement of Loans. (a) The Company shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given) by no later than 1:00 p.m. (Chicago time) on the date the Company requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. The Company agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation.

     (b) The Company hereby irrevocably authorizes the Bank to make Loans from time to time hereunder for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, reimbursement under an Application or otherwise), and any such Loan may be made without regard to the provisions of Section 7 hereof. The Company acknowledges and agrees, however, that the Bank shall not be under any obligation to make a Loan under this Section 1.4(b), and the Bank shall incur no liability to the Company or any other Person for refusing to make a Loan under this Section 1.4(b).

     (c) Subject to the provisions of Section 7 hereof, the proceeds of each Loan made under Section 1.4(a) hereof shall be made available to the Company at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loan made hereunder, in accordance with the terms of the written disbursement instructions of the Company, and, in the case of each subsequent Loan, by deposit to the Company's general account with the Bank known as Account Number 385-452-8. The proceeds of each Loan made under
Section 1.4(b) hereof shall be disbursed by the Bank by way of direct payment of the relevant Obligation.

Section 2.  Interest, Fees, Term and Termination.

     Section 2.1. Interest Rate Options. (a) Generally. Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Revolving Credit Note (all of the indebtedness evidenced by the Revolving Credit Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate (the "Domestic Rate

Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions") and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Revolving Credit Note which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Revolving Credit Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than five (5) LIBOR Portions applicable to the Revolving Credit Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

     (b) Domestic Rate Portion. The Domestic Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable monthly in arrears on the first Business Day of each month in each year (commencing September 1, 1999) and at maturity of the Revolving Credit Note and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

     (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto (provided that if any Interest Period is longer than one month, then interest on the LIBOR Portion having such Interest Period shall be due and payable on the date occurring each month after the date such Interest Period began and on the last day of such Interest Period), and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period.

     Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of $100,000.

     Section 2.3. Manner of Rate Selection. The Company shall notify the Bank by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Company requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted into a LIBOR Portion. If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank reasonably believes to be an Authorized Representative without the need of independent investigation, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting.

     Section 2.4. Change of Law. Notwithstanding any other provisions of this Agreement or the Revolving Credit Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. The Company, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.

     Section 2.5. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Revolving Credit Note, if prior to the commencement of any Interest Period, the Bank shall determine in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create such new LIBOR Portion, continue such existing LIBOR Portion for a new Interest Period or effect such new LIBOR Portion by conversion of the Domestic Rate Portion, as the case may be, in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

     Section 2.6. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

            (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

            (ii) subject the Bank, any LIBOR Portion or the Revolving Credit Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or the Revolving Credit Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

            (iii) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under the Revolving Credit Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the
     Bank); or

            (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any LIBOR Portion or the Revolving Credit Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank, then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall constitute prima facie evidence of the amount of such claim if reasonably determined.

     Section 2.7. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

            (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

            (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Company a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall constitute prima facie evidence of the amount of such loss, cost or expense if reasonably determined.

     Section 2.8.  Lending Branch.  The Bank may, at its option (subject only to
Section 2.9 hereof), elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect.

     Section 2.9. Bank's Duty to Mitigate. The Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under Section 2.4,
2.5 or 2.6 hereof, the Bank will, to the extent not inconsistent with the Bank's internal policies and customary business practices, use reasonable efforts to make, fund or maintain the LIBOR Portions through another lending branch or office of the Bank if as a result thereof the unlawfulness which would otherwise require payment of such Loans pursuant to Section 2.4 hereof would cease to exist or the circumstances which under Section 2.5 hereof would otherwise terminate such Bank's obligation to make LIBOR Portions would cease to exist or the increased costs or other compensation which would otherwise be required to be paid in respect of LIBOR Portions pursuant to Sections 2.6 hereof would be materially reduced, and if, as determined by the Bank, in its sole discretion, the making, funding or maintaining of such Portions through such other lending branch or office would not otherwise adversely affect such Portions or the Bank. The Company hereby agrees to pay all reasonable expenses incurred by the Bank in utilizing another lending branch or office of the Bank pursuant to this Section 2.9.

     Section 2.10. Discretion of Bank as to Manner of Funding. Subject to
Section 2.9 hereof, but notwithstanding any other provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Revolving Credit Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.5, 2.6 and 2.7 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period

Section 3.  Fees, Application, Prepayments, Computations, and Notations.

     Section 3.1. Facility Fees. (a) Origination Fee. The Company shall pay to the Bank $275,000 as and for a non-refundable facility fee. The Company has already paid to the Bank prior to the date hereof $100,000 of such facility fee. The $175,000 balance of such fee shall be due and payable on the date of the initial extension of credit hereunder.

     (b) Good Faith Deposit. The Company has paid to the Bank prior to the date hereof a fully-earned deposit in the amount of $50,000. If any extension of credit occurs hereunder, then promptly after the initial extension of such credit, the Bank will refund to the Company such $50,000 deposit less any expenses of the Bank (such as legal fees, audit charges and lien search and filing costs) incurred in connection with the transactions contemplated hereby.

     Section 3.2. Unused Line Fee. For the period from and including the date hereof to but not including the Termination Date, the Company shall pay to the Bank a fee at the rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment (the "Unused Line Fee"), whether or not available. Such fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

     Section 3.3. Audit Fees. The Company shall pay to the Bank charges for audits of the Collateral performed by the Bank or its agents or representatives in such amounts as the Bank may from time to time request (the Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default or Event of Default, the Company shall not be required to pay the Bank for more than two (2) such audits per calendar year and shall not be required to pay more than $550 per day per person conducting the audit, plus the Bank's out-of-pocket costs and expenses. The Company shall also pay to the Bank charges for appraisals of its inventory by third parties, or furnish at its cost and expense such appraisals to the Bank, as and to the extent required by Section 8.6 hereof.

     Section 3.4. Letter of Credit Fees. On the date of issuance of each Letter of Credit, and as a condition thereto, and quarter-annually in advance on the first day of each calendar quarter thereafter, the Company shall pay to the Bank a letter of credit fee computed at the rate of 1% per annum on the maximum amount of the related Letter of Credit which is scheduled to be outstanding during the immediately succeeding twelve (12) months. In addition to the letter of credit fee called for above, the Company further agrees to pay to the Bank such processing and transaction fees and charges as the Bank from time to time customarily imposes in connection with any amendment, cancellation, negotiation and/or payment of letters of credit and drafts drawn thereunder.

     Section 3.5. Computation of Interest and Fees. All interest on the Loans and on the reimbursement obligations with respect to all Applications and all fees due hereunder shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any change in the interest rate applicable to the Obligations resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

     Section 3.6. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to extend credit constituting a LIBOR Portion to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

     Section 3.7. Term and Termination. The term of the Revolving Credit Commitment shall be approximately three years from the date hereof to but excluding the Termination Date and the Revolving Credit Commitment shall automatically be renewed thereafter for successive one-year periods unless sooner terminated pursuant to this Section or as otherwise provided in this Agreement. The Company and the Bank shall each have the right to terminate the Revolving Credit Commitment in whole (but not in part) at the end of the initial term or at the end of any renewal term upon written notice to the other party not less than sixty (60) days prior to the end of such term. In addition, the Company may also terminate the Revolving Credit Commitment in whole (but not in part) at any time upon at least sixty (60) days prior written notice to the Bank and upon (i) the payment in full of all outstanding Obligations (including, without limitation, the outstanding principal balance of the Revolving Credit
Note), together with all accrued and unpaid interest thereon, (ii) the payment of any accrued and unpaid unused line and letter of credit fees to the date of termination, (iii) the payment of any prepayment premium required pursuant to the terms of this Section, and (iv) the expiration or termination of all Letters of Credit and, to the extent any such Letter of Credit has not expired in accordance with its terms or otherwise been terminated to the satisfaction of the Bank, accompanied by collateral security or a back-up letter of credit, in each case in form and in such amounts as shall be satisfactory to the Bank. At the effective date of any termination of the Revolving Credit Commitment (excluding any such termination by reason of an Event of Default under Section 9.1(l) hereof), the Company shall pay a prepayment premium to the Bank, as liquidated damages for the loss of bargain and not as a penalty, in an amount equal to $400,000 during the initial term if termination occurs during the first 12-month period of the initial term (the date hereof through and including August 18, 2000), and $200,000 at any time thereafter.

     Notwithstanding anything herein or in the Revolving Credit Note to the contrary, no prepayment premium shall be due hereunder upon any termination of the Revolving Credit

Commitment accompanied by any prepayment in full of the Revolving Credit Note and cash collateralization of the Letters of Credit, if:

            (a) such termination, prepayment and collateralization occur within sixty (60) days after the most recent Discretionary Borrowing Base Adjustments; and

            (b) at the time of any such termination, prepayment and collateralization, the difference between (1) the Borrowing Base at such time, computed without giving effect to such most recent Discretionary Borrowing Base Adjustments (such Borrowing Base as so computed being hereinafter referred to as the "Reference Borrowing Base"), minus (2) the Borrowing Base at such time, computed after giving effect to such most recent Discretionary Borrowing Base Adjustments, equals or exceeds fifteen percent (15%) of the Reference Borrowing Base.

     Section 3.8. Place and Application of Payments and Collections. (a) All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify). All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income or gross receipts of the Bank). Payments received by the Bank after 1:30 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. Unless the Company otherwise directs, principal payments on the Revolving Credit Note shall be applied first to the Domestic Rate Portion of the Revolving Credit Note until payment in full thereof, with any balance applied to the LIBOR Portions of the Revolving Credit Note in the order in which their Interest Periods expire.

     (b) All payments made by the Company and all proceeds of Collateral shall, upon receipt by the Bank, be applied by the Bank to the Obligations then due and payable, with any balance of such proceeds not applied to the Obligations to be held by the Bank as collateral security for the Obligations. Prior to the occurrence of a Default or Event of Default, except as otherwise specifically provided for herein, all payments made by the Company and all proceeds of Collateral shall be applied by the Bank against the outstanding Obligations as follows:

            (i) first, to any outstanding fees, charges and expenses then due the Bank;

            (ii) second, to outstanding interest charges then due in respect of the Obligations;

            (iii) third, to the outstanding principal balance of the Loans and reimbursement obligations in respect of drafts drawn under Letters of Credit;

            (iv) fourth, to be applied to, or held as collateral security for, any remaining unpaid or unsatisfied Obligations under the Applications until the same are fully secured by the cash so applied; and

            (v) finally, to the Company, by deposit to the general account referenced in Section 1.4(c) hereof.

Except as otherwise specifically provided for herein, the Company hereby irrevocably waives the right to direct the application of payments and collections at any time received by the Bank from or on behalf of the Company, and the Company hereby irrevocably agrees that the Bank shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Bank against the Obligations in such manner as the Bank may deem advisable.

     (c) The Company hereby irrevocably authorizes the Bank to charge any of the Company's deposit accounts maintained with the Bank for the amounts from time to time necessary to pay any then due Obligations; provided that the Company acknowledges and agrees that the Bank shall be under no obligation to do so and the Bank shall incur no liability to the Company or any other Person for the Bank's failure to do so. Except upon the occurrence and during the continuation of any Event of Default hereunder, the Bank shall not make any such charge without prior notice to the Company unless the Company consents thereto.

     Section 3.9. Voluntary Prepayments. In addition to such prepayments of the outstanding Obligations as result from the application of proceeds of Collateral contemplated by this Section 3, the Company shall have the following additional rights to prepay the Revolving Credit Note:

     (a) Domestic Rate Portion. The Company shall have the privilege of voluntarily prepaying without premium or penalty and in whole or in part (but if in part, then in an amount not less than $10,000) the Domestic Rate Portion of the Revolving Credit Note at any time upon notice to the Bank prior to 11:00 a.m. (Chicago time) on the date of such prepayment.

     (b) LIBOR Portions. The Company may voluntarily prepay any LIBOR Portion of the Revolving Credit Note only on the last date of the then applicable Interest Period, in whole or in part (but if in part, then in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000), upon 3 Business Days' prior notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 11:00 a.m. (Chicago time) on the third Business Day preceding the date of such prepayment, and shall specify the principal amount to be repaid); provided, however, that the outstanding principal amount of any LIBOR Portion of the Revolving Credit Note prepaid in part shall not be less than $500,000 or such greater amount which is an integral multiple of $100,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

     Section 3.10. Mandatory Prepayment. The Company covenants and agrees that if at any time the sum of the then unpaid principal balance of the Loans plus the then outstanding amount of Letters of Credit shall be in excess of the Borrowing Base as then determined and computed, the Company shall immediately upon demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Loans until payment in full thereof with any remaining balance to be held by the Bank as collateral security for the Obligations owing under the Applications.

     Section 3.11. Computation of Obligations Outstanding. For the purpose of calculating the aggregate principal balance of Obligations outstanding hereunder, Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Bank to such Obligations; provided, however, for purposes of calculating interest payable by the Company on the Loans and on any other interest-bearing Obligations under this Agreement, any payment or collection, as the case may be, shall be deemed to be applied to the Loans or other interest-bearing Obligations two (2) Business Days' after receipt of such payment or collection by the Bank. Notwithstanding the foregoing, if any item presented for collection by the Bank is not honored, the Bank may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

     Section 3.12. Notations. Each Loan made against the Revolving Credit Note, the status of all amounts evidenced by the Revolving Credit Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portion shall be recorded by the Bank on its books and records or, at its option, recorded on a schedule to the Revolving Credit Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Revolving Credit Note of the principal amount remaining unpaid thereon, the status of the Loan or Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of the Revolving Credit Note together with accrued interest thereon. Prior to any negotiation of the Revolving Credit Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion and, in the case of each LIBOR Portion, the rate of interest and the Interest Period applicable thereto.

Section 4.  Collateral and Guaranties.

     Section 4.1. Collateral. The payment and performance of the Obligations shall at all times be secured by, among other things, (a) all of the Company's, each Domestic Subsidiary's and each Canadian Subsidiary's accounts, chattel paper, documents, instruments, general intangibles, inventory, equipment, fixtures, investment property and certain other assets and property of the Company, each Domestic Subsidiary and each Canadian Subsidiary, in each case whether now owned or held or hereafter acquired or arising, in each case as described in and pursuant to, in the case of assets of the Company, that certain Security Agreement (the "Security Agreement) dated as of even date herewith by the Company and, in the case of assets of each Canadian Subsidiary, that certain Security Agreement (the "Canadian Security Agreement") dated as of even date herewith by each such Canadian Subsidiary, in each case as the same may be amended, modified or supplemented from time to time, (b) all of the Company's, each

Domestic Subsidiary's and each Canadian Subsidiary's trademarks, trademark licenses and certain other related assets and property of the Company, each Domestic Subsidiary and each Canadian Subsidiary, in each case whether now owned or held or hereafter acquired or arising, pursuant to that certain Trademark Collateral Agreement dated of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Trademark Agreement"), and (c) all of the Company's, each Domestic Subsidiary's and each Canadian Subsidiary's patents, patent applications and certain other related assets and property of the Company, each Domestic Subsidiary and each Canadian Subsidiary, in each case whether now owned or held or hereafter acquired or arising, pursuant to that certain Patent Collateral Agreement dated of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Patent Agreement"); provided, however, the Company need not provide any Lien on its capital stock or other equity interests in QMS Europe or QMS Australia. Such Liens on the Collateral shall be valid and perfected first Liens; provided, however, such Liens may be subject to the rights of holders of purchase money security interest and the rights of lessors under Capitalized Leases, in each case to the extent such arrangements are permitted by this Agreement.

     Section 4.2. Collateral Proceeds. The Company, each Domestic Subsidiary and each Canadian Subsidiary, agree to make such arrangements as shall be necessary or appropriate to assure (through the use of a lockbox under the sole control of the Bank) that all proceeds of the Collateral are deposited (in the same form as received) in a remittance account maintained with and under the control of the Bank, such account to constitute a special restricted account. Any proceeds of Collateral received by the Company, each Domestic Subsidiary and each Canadian Subsidiary, shall be held by the Company, each Domestic Subsidiary and each Canadian Subsidiary, in trust for the Bank in the same form in which received, shall not be commingled with any assets of the Company, each Domestic Subsidiary and each Canadian Subsidiary, and shall be delivered immediately to the Bank (together with any necessary endorsements thereto) for deposit into such account. The Company, each Domestic Subsidiary and each Canadian Subsidiary, acknowledge that the Bank has (and is hereby granted to the extent it does not already have) a Lien on such account and all funds contained therein to secure the Obligations. No amounts deposited in such account shall be released to the Company, each Domestic Subsidiary and each Canadian Subsidiary, but shall instead be applied to, or otherwise held as collateral security for, the outstanding Obligations as set forth in Section 3 hereof, it being understood and agreed that the Company notwithstanding such application shall have the right to obtain additional Revolving Credit under this Agreement subject to the terms and conditions hereof.

     Section 4.3. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each existing and hereafter acquired Domestic Subsidiary and Canadian Subsidiary pursuant to a separate Guaranty Agreement from each such Subsidiary dated as of the date of its delivery (each such Guaranty Agreement being hereinafter referred to individually as a "Guaranty" and collectively as the "Guaranties").

     Section 4.4. Further Assurances. The Company covenants and agrees that it shall, and shall cause each Subsidiary to, comply with all terms and conditions of each Collateral Document delivered by it and that it shall, at any time and from time to time as requested by the

Bank, execute and deliver, and shall cause such Subsidiary to execute and deliver, such further instruments and do such other acts as the Bank may reasonably deem necessary or desirable to provide for or protect or perfect the Lien of the Bank in the Collateral.

Section 5.  Definitions; Interpretation.

     Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

     "Adjusted EBITDA" means for any period, the amount (if any) by which (a) EBITDA for such period exceeds (b) federal, state and local income taxes (including local income taxes in the form of charges on net worth or changes in equity) included in such EBITDA amount to the extent paid in cash during such period.

     "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:


              Adjusted LIBOR =           LIBOR
                                -----------------------
                                100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

     "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided, however, that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     "Agreement" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Applicable Margin" means the rate per annum specified below:


          Applicable Margin for Domestic Rate Portions under
          the Revolving Credit:                                    0.25%

          Applicable Margin for LIBOR Portions under the
          Revolving Credit:                                        3.00%

          Applicable Margin for Unused Line Fee:                   0.30%



; provided, however, that the Applicable Margin shall be subject to quarterly adjustment as follows so as to mean a rate per annum determined in accordance with the following schedule:

                                      Applicable Margin
            Fixed Charge              for Domestic Rate     Applicable Margin
           Coverage Ratio              Portions under         LIBOR Portions
          for such Pricing            revolving credit      under Revolving          Applicable Margin for
               Date                      shall be:           Credit Shall be:      Unused Line Fee Shall Be:
       Greater than or equal to             0.00%                 2.00%                       0.15%
       2.75 to 1.0

       Less than 2.75 to 1.0, but           0.00%                 2.25%                       0.20%
       greater than or equal to
       2.25 to 1.0

       Less than 2.25 to 1.0, but           0.00%                 2.50%                       0.25%
       greater than or equal to
       2.0 to 1.0

                                      Applicable Margin
            Fixed Charge              for Domestic Rate     Applicable Margin
           Coverage Ratio              Portions under         LIBOR Portions
          for such Pricing            revolving credit      under Revolving          Applicable Margin for
               Date                      shall be:           Credit Shall be:      Unused Line Fee Shall Be:
       Less than 2.0 to 1.0, but            0.25%                 3.00%                       0.30%
       greater than or equal to

       1.75 to 1.0
       Less than 1.75 to 1.0                0.50%                 3.50%                       0.30%


Not later than five (5) Business Days after receipt by the Bank of the financial statements called for by Section 8.5(b) hereof for each month coinciding with the close of a fiscal quarter of the Company, the Bank shall determine the Fixed Charge Coverage Ratio as of the close of such fiscal quarter and shall promptly notify (but in no event more than five (5) Business Days after the Bank's receipt of such financial statements) the Company of such determination and of any change in the Applicable Margin resulting therefrom. Any such change in the Applicable Margin shall be effective as of the date the Bank so notifies the Company with respect to all Portions outstanding on such date, and such new Applicable Margin shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. If the Company has not delivered its financial statements by the date such financial statements are required to be delivered under Section 8.5(b) hereof, until such financial statements are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Fixed Charge Coverage Ratio shall be deemed to be less than 1.75 to 1.0). If the Company subsequently delivers such financial statements before the next redetermination of the Applicable Margin, the Applicable Margin established by such late delivered financial statements shall take effect from the date of the Bank's receipt thereof until the next redetermination of the Applicable Margin. The Applicable Margins shall first be adjusted upon receipt of the financial statements for the fiscal quarter ending December 31, 1999. Each determination of the Applicable Margin made by the Bank in accordance with the foregoing shall be conclusive and binding on the Company if reasonably determined.

     "Application" is defined in Section 1.3 hereof.

     "Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 7.2(a) hereof, or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Bank.

     "Bank" is defined in the introductory paragraph hereof.

     "Borrowing Base" means, as of any time it is to be determined, the sum of:

            (a) 80% (or such lesser percentage as the Bank may determine from time to time pursuant to Section 1.1 hereof) of the remainder of the then outstanding unpaid amount of Eligible Accounts less any and all returns, rebates, chargebacks, discounts (which may, at the Bank's option, be calculated on the shortest terms), credits, allowances, finance charges and/or taxes of any nature at any time issued, owing, available to or claimed by account debtors, granted, outstanding or payable in connection with such Eligible Accounts at such time; plus

            (b) the lesser of (i) $10,000,000 and (ii) the sum of (x) 40% (or such lesser percentage as the Bank may determine from time to time pursuant to Section 1.1 hereof) of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Company in accordance with GAAP) of Eligible Inventory consisting of raw materials and finished goods (other than spare parts or refurbished inventory) plus (y) 25% (or such lesser percentage as the Bank may determine from time to time pursuant to Section 1.1 hereof) of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Company in accordance with
     GAAP) of Eligible Inventory consisting of spare parts or refurbished inventory;

provided, however, that (w) the portion of the Borrowing Base attributable to Eligible Inventory shall at no time exceed fifty percent (50%) of the Borrowing Base as then determined, (x) the portion of the Borrowing Base attributable to Eligible Accounts and Eligible Inventory of QMS Canada shall at no time exceed ten percent (10%) of the Borrowing Base as then determined, (y) the portion of the Borrowing Base attributable to Eligible Inventory bearing a third party's trademark or tradename shall at no time exceed five percent (5%) of the Borrowing Base as then determined and (z) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the certificates to be furnished from time to time by the Company pursuant to this Agreement and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.

     "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a LIBOR Portion, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

     "Canadian Security Agreement" is defined in Section 4.1 hereof.

     "Canadian Subsidiary" means (i) any Subsidiary organized under the laws of Canada or any Province thereof and (ii) any other Subsidiary of which a majority of its Property is located in, or a majority of its revenues are derived from operations conducted in Canada.

     "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

     "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

     "Change of Control" means any of (a) the acquisition after the date hereof by any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 20% or more of the outstanding capital stock of the Company on a fully-diluted basis (excluding, for such purposes, such an acquisition by Minolta), (b) the failure of individuals who are members of the board of directors of the Company on the date of this Agreement (together with the new and replacement directors designated from time to time by Minolta) to constitute a majority of the board of directors of the Company, or (c) any "Change of Control" (or words of like import), as defined in any agreement or indenture relating to any issue of Subordinated Indebtedness, shall occur, the effect of which is to cause the acceleration of any issue of Subordinated Indebtedness or to enable any holder of Subordinated Indebtedness to cause the Company or any Subsidiary to repurchase, redeem or retire any Subordinated Indebtedness held by it.

     "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Bank in its discretion.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

     "Collateral Documents" means the Security Agreement, Patent Agreement, Trademark Agreement, Canadian Security Agreement and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations.

     "Company" is defined in the introductory paragraph hereof.

     "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Discretionary Borrowing Base Adjustments" means the following, to the extent occurring in the same or a single series of related transactions: (i) the establishment of reserves pursuant to Section 1.1 hereof other than those of the type in effect as of the date hereof, (ii) the reduction of the advance rates pursuant to Section 1.1 hereof below those in effect as of the date hereof (or such lower rates to which the Company may agree in a written amendment to this

Agreement), (iii) the exclusion as ineligible of otherwise Eligible Accounts which satisfy all of the conditions set forth in subsections (a) through (l), inclusive, of the definition of "Eligible Account", (iv) the exclusion as ineligible of otherwise Eligible Inventory which satisfies all of the conditions set forth in subsections (a) through (d), inclusive, of the definition of "Eligible Inventory" and (v) the exclusion as ineligible of otherwise Eligible Accounts because the aggregate unpaid amount thereof exceeds any credit limit established after the date hereof for the relevant account debtor pursuant to subsection (j) of the definition of "Eligible Account."

     "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (y) 1/2 of 1% (0.5%).

     "Domestic Subsidiary" means (i) any Subsidiary organized under the laws of the United States of America or any State thereof and (ii) any other Subsidiary of which a majority of its Property is located in, or a majority of its revenues are derived from operations conducted in the United States.

     "EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of
(i) Interest Expense for such period, plus (ii) federal, state and local income taxes (including local income taxes in the form of charges on net worth or changes in equity) for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets (other than Unamortized Capitalized Software Development Costs) during such period on the books of the Company and its Subsidiaries.

     "Eligible Accounts" means all accounts receivable of the Company or QMS Canada which the Bank, in its reasonable judgment, deems to be Eligible Accounts; provided that in no event shall an account receivable be deemed an Eligible Account unless all representations and warranties set forth in the Collateral Documents with respect to such account receivable are true and correct and such account receivable:

            (a) arises out of the sale by the Company or QMS Canada of finished goods inventory delivered to and accepted by, or out of the rendition by the Company or QMS Canada, as the case may be, of services fully performed by the Company or QMS Canada, as the case may be, and accepted by, the account debtor on such account receivable and such account receivable otherwise represents a final sale;

            (b) the account debtor on such account receivable is located within the United States of America or Canada or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an account debtor located in any other country, such right is either (i) supported by insurance issued by the EXIM Bank or any other insurer acceptable to the Bank, in each case in form and substance satisfactory to the Bank (which in any event shall insure not less than ninety percent (90%) of the face amount of such account receivable and shall be subject to such deductions as are acceptable to the
     Bank) or (ii) secured by a valid and irrevocable letter of credit pursuant to which any of the Company or its transferee may draw on a lender reasonably acceptable to the Bank for the full amount thereof;

          (c) is the valid, binding and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not (i) a Subsidiary or an Affiliate of the Company, (ii) a shareholder, director, officer or employee of the Company or any Subsidiary, (iii) the United States of America or Canada, or any state or province or other political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Company or QMS Canada, as the case may be, has complied with the United States Assignment of Claims Act or any similar national, state, provincial or local statute, as the case may be, to the satisfaction of the Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

          (d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank;

          (e) is an asset of the Company or QMS Canada to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;

          (f) is not owing from an account debtor who is also a creditor or supplier of the Company or any Subsidiary (such account receivable to be rendered ineligible by the foregoing provisions of this clause (f), and thus the unpaid amount of such account receivable to be deemed reduced (dollar for dollar), only to the extent of the extent of the aggregate net amount then owing by the Company and its Subsidiaries to such account debtor), is not subject to any offset, counterclaim or other defense with respect thereto and, with respect to said account receivable or the contract or purchase order out of which the same arose, no surety bond was required or given in connection therewith;

          (g) is not unpaid more than ninety (90) days after the original invoice date (which invoice date, in the case of a sale of goods, must be not more than five (5) days subsequent to the shipment date and, in the case of a performance of services, must be not more than fifteen (15) days subsequent to the date such services were fully performed by the Company or QMS Canada, as the case may be);

          (h) is not owed by an account debtor who is obligated on accounts receivable owed to the Company or any Subsidiary more than 50% of the aggregate unpaid balance of which have been past due for longer than the relevant periods specified in subsection (g) above unless the Bank has approved the continued eligibility thereof;

          (i) would not cause (i) the total accounts receivable owing from any one account debtor (other than Ingram Micro and Tech Data) and its Affiliates to exceed 10% of all Eligible Accounts, (ii) the total accounts receivable owing from Ingram Micro and its Affiliates exceed 40% of all Eligible Accounts and (iii) would not cause the total accounts receivable owing from Tech Data and its Affiliates to exceed 25% of all Eligible Accounts;

          (j) would not cause the total accounts receivable owing from any one account debtor and its Affiliates to exceed any credit limit established for purposes of determining eligibility hereunder by the Bank in its reasonable judgment for such account debtor and for which the Bank has given the Company at least fifteen (15) Business Day's prior notice of the establishment of any such credit limit; and

          (k) does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis.

     "Eligible Inventory" means all raw materials and finished goods inventory of the Company or QMS Canada (other than packaging, crating and supplies inventory) which the Bank, in its reasonable judgment, deems to be Eligible Inventory; provided that in no event shall inventory be deemed Eligible Inventory unless all representations and warranties set forth in the Collateral Documents with respect to such inventory are true and correct and such inventory:

          (a) is an asset of the Company or QMS Canada to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;

          (b) is located at the Company's facilities in Mobile, Alabama or such other locations as are approved in writing by the Bank, which are at times subject to mortgage and/or landlord waiver agreements in form and substance satisfactory to the Bank;

          (c) is not so identified to a contract to sell that it constitutes an account;

          (d) is not obsolete or slow moving ("slow moving" to mean, as of any time, inventory of the same or similar type which is determined by the Bank to exceed 120 days' supply on hand, provided that, for the fiscal year of the Company ending December 31,1999 up to the Maximum MagiColor Slow Moving Amount of MagiColor 2 engines, printers and related consumables shall in no event constitute slow-moving inventory for such purposes), and is of good and merchantable quality free from any defects which might adversely affect the market value thereof; and

          (e) does not bear a third party's trademark or tradename unless (i) such third party agrees in form and substance satisfactory to the Bank and its counsel that the Bank or its designee can use such mark in any foreclosure or other realization on such inventory or (ii) such trademark or tradename can readily be removed or obliterated without any damage to the underlying inventory.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

     "Event of Default" means any event or condition identified as such in
Section 9.1 hereof.

     "Fixed Charges" means, with reference to any period, the sum of (i) the aggregate amount of payments required to be made by the Company and its Subsidiaries during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise), plus (ii) Interest Expense for such period, plus (iii) to the extent not financed, the aggregate amount of capital expenditures (as determined in accordance with GAAP) made or incurred by the Company and its Subsidiaries during such period (other than the aggregate amount so incurred or expended during such period for development of software to the extent such amount is capitalized on the books of the Company and its Subsidiaries in accordance with GAAP).

     "Fixed Charge Coverage Ratio" means as of any time the same as to be determined, the ratio of (x) Adjusted EBITDA for the four then most recently completed fiscal quarters of the Company to (y) Fixed Charges for the same four fiscal quarters (provided that the Fixed Charge Coverage Ratio shall be computed as of December 31, 1999 for the quarter then ended, as of March 31, 2000 for the period of two quarters then ended, and as of June 30, 2000 for the period of three quarters then ended).

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company's most recent financial statements furnished to the Bank pursuant to Section 6.5 hereof.

     "Guarantees" is defined in Section 4.3 hereof.

     "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness,
(iv) all Capitalized Lease Obligations of such Person, and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

     "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined in accordance with GAAP.

     "Interest Period" means, with respect to (a) any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2) or three (3) months thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii)  no Interest Period may extend beyond the Termination Date; and

          (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "Letter of Credit" is defined in Section 1.3 hereof.

     "LIBOR Portions" is defined in Section 2.1(a).

     "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

     "Loans" is defined in Section 1.2 hereof.

     "Loan Documents" means this Agreement, the Revolving Credit Note, the Applications, the Guaranty, and the Collateral Documents.

     "Maximum MagiColor Slow Moving Amount" means the United States Dollar amounts set forth on Exhibit D hereto.

     "Minolta" means Minolta Co., Ltd., a Japanese corporation.

     "Minolta Integration Projection" is defined in Section 8.5(k) hereof.

     "Minolta Investments" means Minolta Investments Company, a Delaware corporation.

     "Minolta Loan" means the indebtedness arising from Minolta's loan of $12,800,000 in original principal amount of cash to the Company made on June 7, 1999, provided (i) Minolta's only collateral for such loan is the Borrower's capital stock or other equity interests in QMS Europe and QMS Australia and (ii) such loan is otherwise on the terms set forth in the Loan Agreement by and between the Company and Minolta dated as of June 7, 1999, including without limitation, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (but excluding in any event (x) any increase in the principal amount, interest rate (other than then prevailing market-based interest rates) and fees applicable thereto, (y) any acceleration of the maturity dates applicable thereto and (z) any other material amendment, modification, renewal, refund, replacement or refinancing on terms and conditions more disadvantageous or burdensome to the Company and its Subsidiaries than currently applicable thereto).

     "Minolta LOI" means that certain letter of intent between the Company and Minolta dated May 17, 1999, a copy of which the Company has heretofore furnished to the Bank.

     "Minolta Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of June 7, 1999 by and among Minolta, Minolta Investments and the Company.

     "Mobile Lease" means that certain Lease Agreement dated as of February 18, 1997 by and between INK (AL) QRS 12-21, Inc. and the Company.

     "Net Income" means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP.

     "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

     "Opening Day Minolta Equity Infusion" means a contribution in cash of at least $12,200,000 by Minolta Investments to the Company's equity capital resulting from the Company's private placement to Minolta Investments of not more than 19.9% of the Company's then outstanding common stock and otherwise on the terms set forth in the Minolta LOI.

     "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

     "Patent Agreement" is defined in Section 4.1 hereof.

     "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "QMS Australia" means QMS Australia Pty. Ltd., a corporation organized under the laws of Australia.

     "QMS BV Acquisition" means the acquisition by the Company of all of the outstanding common stock of QMS Europe and QMS Australia.

     "QMS Canada" means QMS Canada Inc., a corporation organized under the laws of Canada.

     "QMS Europe" means QMS Europe B.V., a corporation organized under the laws of the Netherlands.

     "Revolving Credit" is defined in Section 1.1 hereof.

     "Revolving Credit Commitment" is defined in Section 1.1 hereof.

     "Revolving Credit Note" is defined in Section 1.2 hereof.

     "SEC" means the Securities and Exchange Commission.

     "Security Agreement" is defined in Section 4.1 hereof.

     "Subordinated Indebtedness" means any Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Bank.

     "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

     "Tangible Net Worth" means, as of any time the same is to be determined, the amount (if any) by which (a) the sum of (i) the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus (ii) the principal amount of the then outstanding Subordinated Indebtedness exceeds (b) the sum of (i) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets, and (ii) the write-up of assets above cost.

     "Termination Date" means August 19, 2002, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 3.7, 9.2 or 9.3 hereof.

     "Total Funded Debt" means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such time, plus all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss.

     "Trademark Agreement" is defined in Section 4.1 hereof.

     "Unamortized Capitalized Software Development Costs" means any unamortized expenditures and costs associated with the development of software and properly capitalized on the balance sheet of the Company and its Subsidiaries in accordance with GAAP and Statement of Financial Accounting Standards No. 86 (so-called "FAS 86") relating to accounting treatment of unamortized capitalized costs.

     "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "Unused Line Fee" is defined in Section 3.2 hereof.

     "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

     "Wholly-Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

     "Year 2000 Problem" means any significant risk that computer hardware, software, or equipment containing embedded microchips essential to the business or operations of the Company or any of its Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as efficiently and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

     Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 6.  Representations and Warranties.

     The Company represents and warrants to the Bank as follows:

     Section 6.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying.

     Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law). All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

     Section 6.3. Corporate Authority and Validity of Obligations. The Company has full right and authority to enter into this Agreement and the other Loan Documents delivered by it, to make the borrowings herein provided for, to issue its Revolving Credit Note in evidence thereof, to grant to the Bank the Liens described in the Collateral Documents delivered by it, and to perform all of its obligations hereunder and under the other Loan Documents delivered by it. Each Subsidiary has full right and authority to execute and deliver each Loan Document delivered by it, to grant to the Bank the Liens described in the Collateral Documents delivered by it, and to perform all of its obligations under the Loan Documents delivered by it. The Loan Documents delivered by the Company and each Subsidiary have been duly authorized, executed and delivered by the Company or such Subsidiary, as the case may be, and constitute valid and binding obligations of the Company or such Subsidiary (as applicable) enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and each Loan Document delivered by the Company or any Subsidiary does not, nor does the performance or observance by the Company or such Subsidiary, as the case may be, of any of the matters and things therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company (and also, such Subsidiary in the case of a Loan Document executed by it) or any provision of the charter, articles of incorporation or by-laws of the Company (and also, such Subsidiary in the case of a Loan Document executed by it) or any covenant, indenture or agreement of or affecting the Company (and also, such Subsidiary in the case of a Loan Document executed by it) or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Company (and also, such Subsidiary in the case of a Loan Document executed by it).

     Section 6.4. Use of Proceeds; Margin Stock. The Company shall use the proceeds of the Loans and other extensions of credit made available hereunder solely for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws and the terms of this Agreement. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     Section 6.5. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at October 2, 1998 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at July 2, 1999 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the six (6) months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. Neither the Company nor any

Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

     Section 6.6. No Material Adverse Change. Since October 2, 1998, there has been no change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

     Section 6.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

     Section 6.8. Good Title. The Company and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Bank (except for sales of assets by the Company and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.13 hereof.

     Section 6.9. Litigation and Other Controversies. Except to the extent appropriately disclosed in the Company's Form 10-K filing with the SEC for its fiscal year ended December 31, 1998, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Company to perform its obligations under, this Agreement or any of the other Loan Documents or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Company or any Subsidiary.

     Section 6.10. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

     Section 6.11. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document.

     Section 6.12. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, other than the Company's existing arrangements with Jim Busby whose departure from the Company's management gave rise to the management transition and executive retirement liabilities described in the Form 10-K filing by the Company with the SEC for its fiscal year ended December 31, 1998.

     Section 6.13. Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 6.14. ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC or a Plan under Title IV of ERISA for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

     Section 6.15. Compliance with Laws. The Company and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary.

     Section 6.16. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture, lease (including without limitation the Mobile Lease) or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default, if uncured, would have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary.

     Section 6.17. No Default. No Default or Event of Default has occurred and is continuing.

     Section 6.18. Year 2000 Compliance. The Company has conducted a comprehensive review and assessment of the computer applications of the Company and its Subsidiaries and has made reasonable inquiry of their material suppliers, service vendors (including data processors) and customers, with respect to any defect in computer software, data bases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use at any time of any date which is before, on and after December 31, 1999, in connection therewith. Based on the foregoing review, assessment and inquiry, the Company believes that no such defect could reasonably be expected to have a material adverse effect on the business or financial affairs of the Company (or of the Company and its Subsidiaries taken on a consolidated basis).

Section 7.  Conditions Precedent.

     The obligation of the Bank to make any Loan or to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

     Section 7.1. All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

          (a) each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

          (b) the Company shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making any such extension of credit;

          (c) in the case of any request for an extension of credit under the Revolving Credit, after giving effect to such extension of credit the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement shall not exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Borrowing Base;

          (d) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

          (e) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Company's request for any Loan or Letter of Credit shall constitute its warranty as to the facts set forth in subsections (a) through (e), both inclusive, above.

     Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

          (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

               (i)   the Revolving Credit Note;

               (ii) the Collateral Documents, including the lockbox agreement required pursuant to Section 4.2 hereof together with any financing statements requested by the Bank in connection with the Collateral Documents;

               (iii) the Guarantees from QMS Canada and QMS Circuits, Inc.;

               (iv) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Bank or its counsel may reasonably request;

               (v) an incumbency certificate containing the name, title and genuine signatures of each of the Company's Authorized
          Representatives;

               (vi)  evidence of insurance required by Section 8.4 hereof; and

               (vii) a payoff letter from Foothill Capital Corporation to the Company setting forth the amount of indebtedness and obligations owed such lender by the Company and containing an agreement to release all Liens in such lender's favor upon receipt of such payoff amount;

          (b)  the Bank shall have received the initial fees called for hereby;

          (c) the Bank shall have received and approved as to substance consolidated and consolidating proforma projected financial statements for the Company and its Subsidiaries, including a balance sheet as of July 2, 1999 (in each case immediately after giving effect to the QMS BV Acquisition, the Minolta Loan and the Opening Day Minolta Equity Infusion) and such other valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Company and its Subsidiaries, and the lack of material contingent liabilities of the Company and its Subsidiaries;

          (d) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby and thereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Bank and its counsel;

          (e) the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business not earlier than three (3) days prior to the making of the initial extension of credit hereunder and showing, among other things, excess availability of at least $5,000,000 after deeming as borrowed hereunder an amount equal to all but $100,000 of the Company's accounts payable over ninety (90) days past due and all transaction expenses related to the transactions contemplated hereby and the QMS BV Acquisition;

          (f) the QMS BV Acquisition shall have been consummated for an aggregate consideration (inclusive of out-of-pocket transaction fees and charges directly incident to the QMS BV Acquisition, but in any event excluding business restructuring charges) of not more than U.S. $31,000,000, and the Bank shall have received assurances satisfactory to it of the foregoing;

          (g) the Bank shall have received a good standing certificate (or equivalent certificate) for the Company and each Domestic Subsidiary and QMS Canada (dated as of the date no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state of the state (or province) of its incorporation and the state (or province) in which its principal place of business is located;

          (h) the Liens granted to the Bank under the Collateral Documents shall have been perfected in a manner satisfactory to the Bank and its counsel;

          (i) the Bank shall have received evidence satisfactory to it that the Company received cash proceeds of at least $12,800,000 from the Minolta Loan;

          (j) the Bank shall have received evidence satisfactory to it that the Company received cash proceeds of at least $12,200,000 from the Opening Day Minolta Equity Infusion;

          (k) the Bank shall have received (i) satisfactory evidence that the Company shall have entered into an employment contract with Ed Lucente for him to perform the duties and functions of chief executive officer for the Company for whatever period of time the Company deems appropriate and (ii)
     (A) assurances satisfactory to it of the remedy, within applicable grace periods, of any default under the Mobile Lease or (B) a written waiver of any currently existing default under the Mobile Lease; and

          (l) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

Section 8.  Covenants.

     The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

     Section 8.1. Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each

Subsidiary to, preserve and keep in force and effect all leases (including without limitation the Mobile Lease), licenses, permits and franchises necessary to the proper conduct of its business. Notwithstanding the foregoing, this Section shall neither apply to nor operate to prevent the dissolution of QMS Circuits, Inc. if (i) such Subsidiary as of the time of its dissolution is a shell corporation which owns no Property, (ii) such dissolution is, in the judgment of the Company, desirable in the conduct of its business and (iii) such dissolution is not disadvantageous in any material respect to the Bank.

     Section 8.2. Maintenance of Properties. The Company shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of property, plant and equipment owned or used by it.

     Section 8.3. Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

     Section 8.4. Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Company shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

     Section 8.5. Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

          (a) as soon as available, and in any event no later than the last Business Day of each calendar week, a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base (with the Company's Eligible Inventory to be calculated, on a so-called perpetual basis, weekly for the first 120 days after the Closing Date and bi-monthly (every second calendar week) thereafter and

     Eligible Receivables at all times to be calculated weekly), each in reasonable detail as of the close of business on the last day of the immediately preceding week, together with such other information as is therein required, prepared by the Company and certified to by the President or chief financial officer of the Company;

          (b) as soon as available, and in any event within thirty (30) days after the close of each monthly accounting period (including each monthly accounting period that ends concurrently with the close of any quarter annual accounting period of the Company) and forty-five (45) days after the close of each quarter-annual accounting period of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such monthly or quarter-annual accounting period, as applicable, and the consolidated and the consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the month and quarter and for the fiscal year-to-date period then ended, each in reasonable detail and (within six
     (6) months from the date hereof) showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP and certified to by the President or chief financial officer of the Company;

          (c) within thirty (30) days after the close of each monthly accounting period, an accounts receivable and accounts payable aging, each in reasonable detail prepared by the Company and certified to by the President or chief financial officer of the Company;

          (d) as soon as available, in any event no later than the last Business Day of each calendar week for the first one hundred twenty days after the closing hereof and on the 10th and the 25th day of each month thereafter, an inventory report (containing at least a perpetual inventory report and in the case of each such report for a week which includes the close of any calendar month, a walk-forward as of the close of such month) in reasonable detail prepared by the Company and certified to by the President or chief financial officer of the Company;

          (e) as soon as available, and in any event within ninety (90) days after the last day of each annual accounting period of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail and (within six (6) months from the date hereof) showing in comparative form the figures for the previous fiscal year, in each case accompanied by an unqualified opinion thereon of Deloitte & Touche LLP or another firm of independent public accountants of recognized national standing, selected by the Company and satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

            (f) within the period provided in subsection (e) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

            (g) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Company's or any Subsidiary's operations and financial affairs given to it by its independent public accountants;

            (h) as soon as available and in any event within ninety (90) days after the date hereof, a balance sheet for the Company as of the close of, and immediately after giving effect to, the QMS BV Acquisition, prepared in reasonable detail in accordance with GAAP by the Company and certified to by its chief financial officer;

            (i) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which the Company files with the SEC or any successor thereto, or with any national securities exchange;

            (j) as soon as available, and in any event within thirty (30) days after the commencement of each fiscal year of the Company, a business plan for the Company for such fiscal year, such business plan to include a projected income statement, balance sheet and cash flow statement for such year in reasonable detail, prepared by the Company and in form reasonably satisfactory to the Bank;

            (k) as soon as available, and in any event no later than May 31, 2000, financial projections for the Company for a period of at least three calendar years reflecting the impact of the integration (to the extent, if any, then contemplated) of Minolta's U.S. printer operations into the Company, such projections to show (based on reasonable assumptions) the Company's projected revenues, expenses and balance sheet on a quarter-by-quarter basis in reasonable detail, prepared by the Company and in form reasonably satisfactory to the Bank (the "Minolta Integration Projection"); and

            (l) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would adversely affect the financial condition, Properties, business or operations of the Company or any Subsidiary or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Bank pursuant to subsections
(b) and (e) of this Section 8.5 shall be accompanied by a written certificate in the form attached hereto as Exhibit C signed by the President or chief financial officer of the Company to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.7, 8.8, 8.9, 8.10 and 8.11 of this Agreement.

     Section 8.6. Inspection; Appraisals. The Company shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Bank the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate. The Bank may obtain (or direct the Company to obtain and provide to the Bank) updated appraisals on the Company's inventory, or portion thereof, from time to time as the Bank may designate, which appraisal reports shall in each case be prepared by an independent third party appraiser reasonably acceptable to the Bank and the Company and be in such format and contain such detail as the Bank may reasonably request. The costs and expenses incurred in obtaining any such appraisal shall in each case be borne by the Company (whether obtained by the Bank or by the Company), provided that prior to the occurrence of a Default or Event of Default, the Company shall not be required to pay for more than one such appraisal of the Company's inventory in any period of six calendar months. The Company shall, at the Bank's request, provide, at the Company's expense, updated environmental questionnaires concerning activities and conditions affecting the real property owned, leased or operated by the Company or any of its Subsidiaries and/or environmental reports prepared for the Bank by an environmental consultant or an environmental engineering firm acceptable to the Bank concerning any real property owned, leased or operated by the Company or any of its Subsidiaries; provided, however, that the Bank shall not request any new environmental report be prepared by any such third party unless the Bank reasonably believes there is a reasonable prospect of material liability to the Company or any Subsidiary for noncompliance with environmental, health and safety laws of the type which are the subject of Section 6.15 hereof.

     Section 8.7. Tangible Net Worth. The Company shall, at all times during each of the periods specified below, maintain Tangible Net Worth at not less than:

                                                      Tangible Net Worth
From and                         To and                  shall not be
including                       including                 less than:
The date hereof            December 31, 1999             $6,500,000

January 1, 2000                March 31, 2000            $7,000,000
April 1, 2000                  June 30, 2000             $8,000,000
July 1, 2000                 September 29, 2000          $7,500,000
September 30, 2000            December 29, 2000          $6,800,000
December 30, 2000              March 29, 2001            $6,000,000
March 30, 2001                  June 28, 2001            $4,500,000
June 29, 2001              At all times thereafter       $3,000,000


     Section 8.8. Unamortized Capitalized Software Development Costs. The Company shall not, nor shall it permit any Subsidiary to, allow Unamortized Capitalized Software Development Costs to exceed the sum of (i) for the fiscal year of the Company ended October 2, 1998, the amount of Unamortized Capitalized Software Development Costs reflected in the consolidated balance sheet of the Company and its Subsidiaries for such fiscal, plus (ii) for each fiscal year of the Company ending after October 2, 1998, $1,000,000 for each such fiscal year.

     Section 8.9. Fixed Charge Coverage Ratio. Subject to Section 8.11 hereof, the Company shall, as of the last day of each fiscal quarter of the Company ending during each of the periods specified below, maintain the Fixed Charge Coverage Ratio of not less than:


                                                        Fixed Charge Coverage
From and                         To and                   Ratio shall not be
including                       including                     less than:
October 1, 1999             December 31, 1999                  0.90 to 1
January 1, 2000              March 31, 2000                    1.05 to 1
April 1, 2000            At all times thereafter               1.10 to 1


     Section 8.10. Capital Expenditures. The Company shall not, nor shall it permit any Subsidiary to, expend or become obligated for unfinanced capital expenditures other than expenditures for development of software (as determined in accordance with GAAP) in excess of $3,500,000 in an aggregate amount during any fiscal year of the Company.

     Section 8.11. Capitalized Software Development Expenditures. The Company shall not, nor shall it permit any Subsidiary to, expend or become obligated for expenses for development of software that are or could be capitalized in accordance with GAAP on the books of the Company or its Subsidiaries in excess of $11,000,000 in an aggregate amount during any fiscal year of the Company.

     Section 8.12. Covenant Reset. No later than March 31, 2000 or if earlier, the Company's submission to the Bank of the Minolta Integration Projection, the Company shall negotiate in good faith with the Bank to reset the levels of performance required by the financial covenants in Sections 8.7, 8.8, 8.9, 8.10 and 8.11 hereof to reflect the information set forth in the Minolta Integration Projection. If no definitive amendment to this Agreement reflecting such covenant modifications has been agreed to in writing by the Company and the Bank and become effective by June 30, 2000, then the reference to "1.10" appearing in Section 8.9 hereof shall be deemed deleted as of June 30, 2000 and "1.5" shall be deemed inserted in lieu thereof.

     Section 8.13. Indebtedness for Borrowed Money. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

            (a) the Obligations of the Company owing to the Bank and other indebtedness and obligations of the Company or any Subsidiary from time to time owing to the Bank;

            (b) purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted by Section 8.14(e) hereof in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

            (c)  the Minolta Loan;

            (d) indebtedness of the Company to Minolta aggregating not more than $5,000,000 arising from the $5,000,000 advance made by Minolta to the Company pursuant to the Minolta LOI;

            (e) the indebtedness of certain Subsidiaries organized under the laws of jurisdictions outside the United States of America and described on
     Schedule 8.13 hereto (and any renewals or refinancings but not any increase thereof);

            (f) unsecured indebtedness of the Company to Alto Imaging N.V. in an aggregate principal amount not in excess of $7,000,000 for the balance of the purchase price payable in connection with the QMS BV Acquisition; and

            (g) other unsecured indebtedness not otherwise permitted by this Section aggregate not more than $5,000,000 at any one time outstanding.

     Section 8.14. Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

            (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

            (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

            (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

            (d) the Liens granted in favor of the Bank by the Collateral Documents;

            (e) Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing indebtedness permitted by
     Section 8.13(b) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

            (f) Liens on the stock or other equity interests of the Company in QMS Europe and QMS Australia, including without limitation, (i) Liens on the Shares and New Rights (as defined in the Share Mortgage dated June 7, 1999 (11:00 am EST) between the Company and Minolta and (ii) Liens on the Present Shares, the Future Shares and the Future Rights (as defined in the Deed of Pledge, dated June 7, 1999, among QMS Europe, the Company and Minolta), in each case to secure the Minolta Loan; and

            (g) Liens upon accounts, receivables and other personal property of QMS Europe arising in connection with the indebtedness permitted under
     Section 8.13(e) hereof.

     Section 8.15. Investments, Acquisitions, Loans, Advances and Guaranties. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

            (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

            (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

            (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

            (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

            (e) the acquisition by the Company of QMS Japan Kabushiki Kaisha ("QMS Japan") provided (i) at the time of such acquisition and immediately after giving effect thereto, no Default or Event of Default shall occur or be continuing, (ii) the Board of Directors or other governing body of QMS Japan has approved the terms of such acquisition, (iii) the Company shall have delivered to the Bank an updated Schedule 6.2 to reflect QMS Japan as a new Subsidiary, (iv) the aggregate amount expended by the Company and its Subsidiaries as consideration for such acquisition (and in any event (i) including as such consideration, any Indebtedness for Borrowed Money assumed or incurred as a result of such acquisition and (ii) excluding as such consideration, any equity securities issued by the Company as consideration for such acquisition) does not aggregate more than $500,000 and (iii) the Company can demonstrate that on a proforma basis (including financial projections for the twelve calendar months following such acquisition) after giving effect to such acquisition, the Company will continue to comply with all the terms and conditions of the Loan Documents; and

            (f) investments, loans, advances and guarantees not otherwise permitted by this Section aggregating not more than $500,000 at any one time outstanding.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 8.15, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

     Section 8.16. Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property, including any disposition of

Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent
(i) the proposed merger of the peripheral products division of Minolta and QMS Europe and the Company, with the Company surviving such merger, and (ii) the Company or any Subsidiary from selling its inventory in the ordinary course of its business. Any sale, transfer, lease or other disposition of more than five percent (5%) of the Company's total assets shall be deemed "substantial" for purposes of this Section.

     Section 8.17. Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided that the foregoing shall not operate to prevent (i) the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (ii) the dissolution of QMS Circuits, Inc. permitted by Section
8.1 hereof and (iii) any transfer of shares of capital stock of a Subsidiary subject to Liens permitted by Section 8.14(f) hereof and related to, arising out of or in connection with the Minolta Loan (including without limitation the administration or enforcement thereof).

     Section 8.18. Dividends and Certain Other Restricted Payments. The Company shall not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock.

     Section 8.19. ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company shall, and shall cause each Subsidiary to, promptly notify the Bank of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

     Section 8.20. Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary or could result in a Lien upon any of their Property.

     Section 8.21. Burdensome Contracts With Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Company or such

Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except for the Company's existing arrangements with Jim Busby referenced in Section 6.12 above.

     Section 8.22. No Changes in Fiscal Year. Neither the Company nor any Subsidiary shall change its fiscal year from its present basis without the prior written consent of the Bank; provided, however, that the foregoing shall neither apply to nor operate to prevent the Company from changing its fiscal year so as to end on March 31 if such change is substantially concurrent with a similar modification in the fiscal year of the Company's other Subsidiaries and the Company shall enter into such instruments and documents as the Bank shall reasonably require to confirm and assure that compliance with the terms and conditions of the Loan Documents is not affected by such change in the Company's fiscal year.

     Section 8.23. Formation of Subsidiaries. Except for existing Subsidiaries designated on Schedule 6.2 hereto, the Company shall not, nor shall it permit any Subsidiary to, form or acquire any Subsidiary without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

     Section 8.24. Change in the Nature of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Company or such Subsidiary on the date of this Agreement.

     Section 8.25. Year 2000 Assessment. The Company shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could reasonably be expected to cause a material adverse effect on the business or financial affairs of the Company (or of the Company and its Subsidiaries taken on a consolidated basis). At the request of the Bank, the Company will provide the Bank with written assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Bank as to the capability of the Company and its Subsidiaries to conduct its and their businesses and operations before, on and after January 1, 2000, without experiencing a Year 2000 Problem causing a material adverse effect on the business or financial affairs of the Company and its Subsidiaries as a whole.

     Section 8.26. Amendments to Subordinated Indebtedness. The Company will not, and will not permit any Subsidiary to, amend or modify the terms and conditions applicable to any Subordinated Indebtedness, except the Company may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Indebtedness beyond the current due dates therefor.

Section 9.  Events of Default and Remedies.

     Section 9.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

            (a) default in the payment when due of all or any part of any Obligation payable by the Company hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Company owing to the Bank; or

            (b) default in the observance or performance of any covenant set forth in Sections 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, 8.16,
     8.18, 8.19 and 8.26 hereof or of any provision of any Loan Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral; or

            (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty
     (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Bank; or

            (d) any representation or warranty made by the Company herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

            (e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof; or

            (f) default shall occur under (i) the Mobile Lease beyond any applicable cure period and to the extent not waived in writing by the Landlord (as defined therein) or (ii) any Indebtedness for Borrowed Money in an aggregate amount exceeding $1,000,000 issued, assumed or guaranteed by the Company or any Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

            (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Company or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty
     (30) days; or

            (h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

            (i) dissolution or termination of existence of the Company or (except as permitted by Section 8.1 hereof) and Subsidiary; or

            (j) there shall occur any material adverse change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary; or

            (k)  any Change of Control shall occur; or

            (l) the duties and functions of chief executive officer of the Company are not performed by Ed Lucente for a period in excess of three consecutive calendar months for any reason (including death, resignation, retirement or incapacity) and a new chief executive officer acceptable to the Bank shall not commence performance of the duties and functions of that office within said three month period, provided that such acceptance of the new chief executive by the Bank shall not be unreasonably withheld; or

            (m) any agreement or instrument purporting to subordinate payment of any Subordinated Indebtedness to the prior payment of the Loans or any other Obligations shall be terminated or shall otherwise cease to have full force and effect; or

            (n) the Company or any Subsidiary makes any payment on account of the principal of or interest on any indebtedness which payment is prohibited under the terms of any agreement or instrument subordinating such indebtedness to the Loans or any other Obligations; or

            (o) any payment or distribution of principal or interest shall be made on or in respect of, or the Company or any Subsidiary shall acquire, prepay or retire, any

     Subordinated Indebtedness, in each case prior to the stated maturity thereof or prior to any other times required for payment thereof as are in force and effect as of the date hereof; or

            (p) the Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or
     (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(q) hereof;

            (q) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of any of their Property, or a proceeding described in
     Section 9.1(p)(v) shall be instituted against the Company or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) days.

     Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (o), both inclusive, of Section 9.1 has occurred and is continuing, the Bank may, by notice to the Company, take one or more of the following actions:

            (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

            (b) declare the principal of and the accrued interest on the Revolving Credit Note to be forthwith due and payable and thereupon the Revolving Credit Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

            (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

     Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (p) or (q) of Section 9.1 has occurred and is continuing, then the Revolving Credit Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

     Section 9.4. Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsections (p) or (q) of
Section 9.1, has occurred and is continuing, the Company shall, upon demand of the Bank, and when any Event of Default described in subsections (p) or (q) of
Section 9.1 has occurred the Company shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Company to honor any such demand and that the Bank shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

Section 10. Miscellaneous.

     Section 10.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

     Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank are cumulative to, and not exclusive of, any rights or remedies which it would otherwise have.

     Section 10.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     Section 10.4. Costs and Expenses. The Company agrees to pay on demand the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered thereunder, and in connection with the recording and filing of any of the foregoing as well as in connection with lien searches from time to time obtained by the Bank in its administration of the credit facilities provided for herein, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder and any waivers or amendments hereto or thereto, including the reasonable fees and expenses of Messrs. Chapman and Cutler, counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Company further agrees to pay to the Bank or any other holder of the Obligations all reasonable costs and expenses (including court costs and attorneys' fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any other Loan Document or any other instrument or document delivered thereunder. The Company further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Company, upon demand by the Bank at any time, shall reimburse the Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Company under this Section 10.4 shall survive the termination of this Agreement.

     Section 10.5. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

     Section 10.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 10.7. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address, telecopier number or telex number set forth below, or such other address, telecopier number or telex number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

               to the Company at:

               One Magnum Pass
               Mobile, Alabama 36618
               Attention: Chief Financial Officer
               Telephone: (334) 633-4300 Ext. 1400
               Telecopy:  (334) 633-8729

               (with a copy in case of notices of default to:

               Hand Arendall, L.L.C.
               3000 AmSouth Bank Building
               107 St. Francis Street
               Mobile, Alabama 36602
               Attention: Gregory R. Jones, Esq.
               Telephone: (334) 432-5511
               Telecopy:  (334) 694-6375

               to the Bank at:

               Harris Trust and Savings Bank
               P.O. Box 755
               111 West Monroe Street
               Chicago, Illinois 60690
               Attention: Commercial Finance Group
               Telephone: (312) 461-2116
               Telecopy:  (312) 765-1641
               Telex: 254157

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 10.7 and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section 10.7 and the answerback is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.7; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

     Section 10.8. Participations. The Bank may grant participations in its extensions of credit hereunder to any other bank or other lending institution (a "Participant"), provided that (i) no Participant shall thereby acquire any direct rights under this Agreement or the other Loan Documents and (ii) unless the Company so consents, no sale of such a participation in extensions of credit hereunder shall in any manner relieve the Bank of its obligations hereunder.

     Section 10.9. Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Company has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

     Section 10.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

     Section 10.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 10.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Company may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

     Section 10.14. Submission to Jurisdiction; Waiver of Jury Trial. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company and the Bank each hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

     Dated as of this 19th day of August, 1999.


                                        QMS, Inc.

                                        By: /s/ Albert A. Butler
                                           -------------------------------------
                                           Name: Albert A. Butler
                                                --------------------------------
                                           Title: Sr. Vice President CFO
                                                 -------------------------------

     Accepted and agreed to in Chicago, Illinois as of the day and year last above written.

                                        Harris Trust and Savings Bank



                                        By: /s/ Haren P. Buck
                                           -------------------------------------
                                           Name:  Haren P. Buck
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------

                                   Exhibit A

                                   QMS, Inc.
                             Revolving Credit Note

                                                               Chicago, Illinois
$20,000,000                                                      August 19, 1999

     On the Termination Date, for value received, the undersigned, QMS, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the "Bank") at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) TWENTY MILLION and no/100 DOLLARS ($20,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

     This Note evidences Loans made and to be made to the Company by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of August 19, 1999 between the Company and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement"), and the Company hereby promises to pay interest at the office specified above on each Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     Each Loan made against this Note and any repayment of principal hereon shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof), and the Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Company hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.


                                        QMS, Inc.



                                        By:_____________________________________
                                           Name:________________________________
                                           Title:_______________________________

Harris Bank

                                   Exhibit B
                          Borrowing Base Certificate



Report Number ____________                    Date ____________
Total Approved Revolving Line $___________    Maximum Inventory Loan $__________

==========================================================
                  Accounts Receivable Update
==========================================================
Additions:
(A) New Sales (See Attached)                  __________
(B) Miscellaneous (+)                         __________
Total Gross Additions                 (2)     __________
Deductions:
(A) Collections (See Attached)                __________
(B) Discounts Allowed                         __________
(C) Credit Memos                              __________
(D) Miscellaneous (-)                         __________
Total Gross Deductions                (3)     __________
=========================================================

=========================================================
                     Loan Balance Update
=========================================================
Loan Outstanding as of _____
From Previous Report #                        __________
Less Collections                              __________
Additional Advance Requested                  __________
New Loan Balance This Report                  __________
Plus L/C or Other Reserves                    __________
Total Loans and Other Liabilities Carry to    __________
Line 12
=========================================================

========================================================================
                                  Collateral Status
========================================================================
                                            Raw matrl.     Spare
                                            and finished   Parts &
                               Accounts     goods          refurbished
                               Receivbl.    Inventory      Inventory
------------------------------------------------------------------------
        As of Date             MM/DD/YY     MM/DD/YY       MM/DD/YY
                               --------     --------       --------
------------------------------------------------------------------------
(1)     Previous Collateral
        Balance
------------------------------------------------------------------------
(2) +   Additions
------------------------------------------------------------------------
(3) -   Collections/Deductions
------------------------------------------------------------------------
(4) =   New Collateral Balance
------------------------------------------------------------------------
(5)     Less Total Ineligibles
        as of ________
------------------------------------------------------------------------
(6) =   Eligible Collateral
------------------------------------------------------------------------
(7) x   Rate of Advance        80%          40%*         25%*
------------------------------------------------------------------------
(8) =   Loan Value             (A)          (B)          (C)
------------------------------------------------------------------------
(9)     Total Loan Value =
        A/R + Inv:
        A+B+C
------------------------------------------------------------------------
(10)    Maximum Borrowing Limit =
        Lesser of Total Loan Value
        OR Total Approved Revolving Line
------------------------------------------------------------------------
(11)    Less Total Loans and Other Liabilities
------------------------------------------------------------------------
(12)    New Availability
        (Line 10 minus 11)
========================================================================

Pursuant to the terms of the Credit Agreement dated as of August 19, 1999 between us (the "Credit Agreement"), we submit this Borrowing Base Certificate to you and certify that the information set forth above and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

                                        Borrower:  QMS, Inc.
                                        Authorized Signer: _____________________

* An overall inventory cap on all inventory of $10,000,000. At no time shall the portion of Eligible Inventory exceed 50% of the Borrowing Base as then determined.

                                   Exhibit C

                            Compliance Certificate


     This Compliance Certificate is furnished to Harris Trust and Savings Bank (the "Bank") pursuant to that certain Credit Agreement dated as of August 19, 1999, by and between QMS, Inc. (the "Company") and the Bank (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

     The Undersigned hereby certifies that:

          1.   I am the duly elected _____________________________________ of the Company;

          2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

          3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

          4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

          5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

         The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of ______________, ____.

                                        QMS, Inc.


                                        By
                                          Name:_________________________________
                                          Title:________________________________

                     Attachment to Compliance Certificate
                                   QMS, Inc.

                 Compliance Calculations for Credit Agreement
                          Dated as of August 19, 1999
                    Calculations as of _____________, 19___

________________________________________________________________________________

A.   Tangible Net Worth (Section 8.7)
     -------------------------------

     1.   Total shareholder's equity                                $___________
                                                                         A1

     2.   Sum of:

           (i)  intangibles                   $___________
          (ii)  write-up of assets            $___________          $___________
                                                                         A2

     3.   Line A1 minus Line A2                                     $___________
                                                                         A3

     4.   Subordinated Debt                                         $___________
                                                                         A4

     5.   Line A3 plus Line A4                                      $___________
          (Tangible Net Worth)                                           A5

     6.   Line A6 must be greater than or equal to                  $___________


B.   Unamortized Capitalized Software Development Costs (Section 8.8)
     ----------------------------------------------------------------

     1.   Unamortized Capitalized Software Development
          Costs for fiscal year                                     $___________

     2.   Line B2 must not be more than                             $___________

C.   Fixed Charge Coverage Ratio (Section 8.9)
     -----------------------------------------

     1.   Net Income for past 4 quarters                            $___________
                                                                         C1

     2.   Interest Expense for past 4 quarters                      $___________
                                                                         C2

     3.   Federal, state and local income                           $___________
          taxes for past 4 quarters                                      C3

     4.   Depreciation and Amortization for past 4 quarters         $___________
                                                                         C4

     5.   Add Lines C1, C2, C3 and C4                               $___________
          (EBITDA)                                                       C5

     6.   Principal payments for past 4 quarters                    $___________
                                                                         C6

     7.   Interest Expense for past 4 quarters (Line C2 above)      $___________
                                                                         C7

     8.   Capital Expenditures (other than for capitalized
          software development) for past 4 quarters                 $___________
                                                                         C8

     9.   Add Lines C6, C7 and C8                                   $___________
          (Fixed Charges)                                                C9

     10.  Ratio of Line C5 to Line C9                                _______:1.0

     11.  Line C10 ratio must not be less than                       _______:1.0

D.   Capital Expenditures (Section 8.10)
     -----------------------------------

     1.   Capital Expenditures (other than for software
          development) for month                                    $___________
                                                                         D1

     2.   Capital Expenditures fiscal year to date                  $___________
                                                                         D2

     3.   Line D2 must be less than or equal to                     $___________



E.   Software Development Expenditures (Section 8.11)

     1.   Software Development Expenditures for month               $___________
                                                                         E1

     2.   Software Development Expenditures for fiscal              $___________
          year to date                                                   E2

     3.   Line E2 must be less than or equal to                     $___________




F.   Indebtedness for Borrowed Money (Section 8.12)

     1.   Purchase Money Indebtedness                               $___________
                                                                         F1

     2.   Capitalized Lease Obligations                             $___________
                                                                         F2

     3.   Add Lines F1 and F2                                       $___________
                                                                         F3

     4.   Line F3 must be less than or equal to                     $___________
                                                                         G2

                                   Exhibit D

                     Maximum MagiColor Slow Moving Amount

---------------------------------------------------------------------------------------------------------------------
                            As Of              As Of               As Of              As Of              As of
---------------------------------------------------------------------------------------------------------------------
Type of Inventory     August 31, 1999   September 30, 1999  October 31, 1999   November 30, 1999   December 31, 1999
---------------------------------------------------------------------------------------------------------------------
Engines                     3,844              3,197               2,595              1,973               1,313
---------------------------------------------------------------------------------------------------------------------
Print Systems                 170                151                 152                170                 153
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

                                 Schedule 6.2

                           Subsidiaries of QMS, Inc.


                                  Jurisdiction of                  Percentage
         Name                      Incorporation                   Ownership
QMS Circuits, Inc.                Florida                             100%

QMS Kabushiki Kaisha              Tokyo, Japan                        100%

QMS Canada, Inc.                  Ontario, Canada                     100%

QMS Europe B.V.                   Netherlands                         100%

QMS Australia Pty, Ltd.           Australia                           100%

                        Subsidiaries of QMS Europe B.V.

QMS GmbH                          Munich, Germany                     100%

QMS SARL                          Paris, France                       100%

QMS (UK) Ltd.                     Egham, United Kingdom               100%

QMS Nordic AB                     Stockholm, Sweden                   100%

                                 Schedule 8.13

                                 Indebtedness

1. Three (3) Loan Agreements, dated as of January 22, 1999 and January 25, 1999, by and among ING Bank Corporate Investments B.V. and NMB-Heller N.V., QMS Europe, Alto Imaging Group N.V. and Jalak Investments B.V.

2. Agreement on Advances and the Provision of Services, Also Being a General Deed of Pledge, dated as of February 8, 1999, by and between NMB-Heller N.V. and QMS Europe.